UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐     Definitive Proxy Statement.
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☐     Soliciting Material Pursuant to §240.14a-12.
LIME ENERGY CO.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1280 Landmeier Road
Elk Grove Village, Illinois 60007
April ___, 2009
Dear Fellow Stockholder:
On behalf of the Board of Directors, I cordially invite you to attend the 2009 Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Wednesday, June 3, 2009 at the Holiday Inn Hotel, 1000 Busse Road, Elk Grove Village, Illinois 60007. The formal notice of the Annual Meeting appears on the following page.
The attached Notice of Annual Meeting and Proxy Statement contain detailed information about the matters that we expect to act upon at the Annual Meeting.
Please sign, date and specify your choices on the enclosed proxy card and promptly return it in the enclosed business reply envelope. This will help insure that your shares are represented at the Annual Meeting, whether or not you plan to attend the Annual Meeting. If you attend the meeting, you may revoke your proxy and personally cast your vote.
We look forward to seeing you at the Annual Meeting and urge you to return your proxy card as soon as possible.
Sincerely,

/s/ David R. Asplund Lime Energy Co.
David R. Asplund
Chief Executive Officer

LIME ENERGY CO.
1280 Landmeier Road
Elk Grove Village, Illinois 60007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 3, 2009

To the Stockholders of
LIME ENERGY CO.:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lime Energy Co. will be held at the Holiday Inn Hotel, 1000 Busse Road, Elk Grove Village, Illinois 60007 at 9:00 a.m. local time, on Wednesday, June 3, 2009, for the following purposes:
1.	To elect eight directors to our Board of Directors;

2.	To Authorize a reduction in the number of authorized shares of common stock; and

3.	To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year 2009.
     Stockholders will also transact such other business as may properly come before the Annual Meeting or any adjournment thereof. As of the date of this notice, our Board of Directors knows of no other proposals or matters to be presented.
     The foregoing items of business are more fully described in the proxy statement accompanying this notice. This proxy statement is accompanied by a copy of the annual report to stockholders. The Board of Directors has fixed the close of business on April 16, 2009 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.
     The Board of Directors encourages you to complete, sign and date the enclosed proxy card and promptly return it in the enclosed postage prepaid envelope, regardless of whether you plan to attend the Annual Meeting.

By Order of the Board of Directors,
/s/ Richard Kiphart
Richard Kiphart
Chairman of the Board of Directors

Elk Grove Village, Illinois
April ___, 2009

PROXY STATEMENT

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- ii -

LIME ENERGY CO.
1280 Landmeier Road
Elk Grove Village, Illinois 60007

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To be held Wednesday, June 3, 2009

GENERAL INFORMATION
     This proxy statement and the enclosed proxy card are being furnished to our stockholders in connection with the solicitation of proxies by the Board of Directors of Lime Energy Co., a Delaware corporation, for use at our Annual Meeting of Stockholders to be held at the Holiday Inn Hotel, 1000 Busse Road, Elk Grove Village, Illinois 60007 at 9:00 a.m. local time, on Wednesday, June 3, 2009, and any adjournments thereof. This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about April ___, 2009.
     A copy of our 2008 Annual Report on Form 10-K for the year ended December 31, 2008 have been mailed to you. Our proxy statement for the Meeting and the 2008 Annual Report on Form 10-K can be viewed on our website at                     .
     We use the terms “Lime Energy,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Lime Energy Co. and its consolidated subsidiaries, unless the context otherwise requires.
Solicitation
     The cost of this proxy solicitation will be borne by Lime Energy. We may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. Those banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by us for their reasonable out-of-pocket expenses of solicitation. We do not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest. In addition to soliciting proxies by mail, we and our directors, officers and regular employees may also solicit proxies personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services.
Record Date and Outstanding Shares
     Our Board of Directors fixed the close of business on April 16, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the close of business on the record date, we had , shares of common stock and 366,943 shares of Series A-1 Preferred Stock with voting rights as to certain matters outstanding. Each outstanding share of common stock on such date is entitled to one vote on each matter to be voted on at the Annual Meeting and each share of Series A-1 Preferred Stock is entitled to ten votes on each matter to be voted on at the Annual Meeting.
Required Vote
     The affirmative vote of a majority of the shares of common stock and preferred stock voted in person or by proxy at the Annual Meeting is required to elect the nominees to the Board of Directors and ratify the appointment of our independent auditors. Stockholders will not be allowed to cumulate their votes in the election of directors.

Quorum; Abstentions and Broker Non-Votes
     The required quorum for transaction of business at the Annual Meeting will be a majority of the total votes of the shares of common stock and preferred stock issued and outstanding as of the record date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will be taken into account in determining whether or not a quorum is present. Abstentions and broker non-votes, which occur when a broker has not received customer instructions and indicates that it does not have the discretionary authority to vote on a particular matter on the proxy card, will be included in determining the presence of a quorum at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the vote for the election of directors.
Voting of Proxies; Revocability of Proxies
     Our Board of Directors selected Jeffrey R. Mistarz and John O’Rourke, the persons named as proxies on the proxy card accompanying this proxy statement, to serve as proxies. Mr. Mistarz is our executive vice president, chief financial officer, treasurer and corporate secretary, and John O’Rourke is our chief operating officer. The shares of common stock and preferred stock represented by each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, the proxy will be voted in accordance with the recommendations of the Board of Directors contained in this proxy statement. Members of our management intend to vote their shares in favor of each of the proposals.
     All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.
     You can revoke a proxy you have given at any time before the shares it represents are voted by giving our secretary either (1) an instrument revoking the proxy or (2) a duly executed proxy bearing a later date. Additionally, you may change or revoke a previously executed proxy by voting in person at the Annual Meeting. However, your attendance at the Annual Meeting will not, by itself, revoke your proxy.
Dissenter’s Right of Appraisal
     There is no proposal or matter that will be acted upon in the meeting that would grant dissenting stockholders the right of appraisal.
Annual Report to Stockholders
     We are simultaneously furnishing to you with this proxy statement our Annual Report to Stockholders for the fiscal year ended December 31, 2008, which contains financial and other information pertaining to us.
Multiple Stockholders Sharing the Same Address
     Owners of common stock who hold their shares in a brokerage account may receive a notice from their broker stating that only one proxy statement will be delivered to multiple security holders sharing an address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate proxy statement, he or she may contact our Corporate Secretary at Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410 or by telephone at 847-437-1666.

PROPOSAL 1
ELECTION OF DIRECTORS
     At the Annual Meeting, eight nominees to the Board of Directors will be elected to hold office for a one year term ending at our 2010 Annual Meeting of stockholders or until their respective successors are duly elected and qualified. All nominees listed below are currently members of our Board of Directors and have consented to being named in this proxy statement and to serve as directors, if elected. If, at the time of the Annual Meeting, any nominee becomes unavailable or declines to serve as a director for any reason, the persons named in the proxy will vote for the substitute nominee(s) as the Board of Directors recommends, or vote to allow the vacancy created by the nominee who is unable or declines to serve to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or decline to serve if elected to office.
Nominees for Director
     The following table presents the names of the director nominees as well as certain information about them. Proxies cannot be voted for a greater number of persons than the number of nominees named.

			Served as
Name	Age	Position Held with the Company	Director Since
David R. Asplund	51	Chief Executive Officer and Director	2002
Gregory T. Barnum	54	Director (1)(2)	2006
Christopher W. Capps	26	Director	2009
William R. Carey, Jr.	61	Director (3)	2006
Joseph F. Desmond	45	Director (1)(3)	2007
Richard P. Kiphart	67	Chairman of the Board of Directors and Director (2)(3)	2006
Daniel W. Parke	53	Director; President and Chief Operating Officer; President of Parke Industries, LLC	2005
David W. Valentine	39	Director (1)(2)	2004

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Governance and Nominating Committee.
     David R. Asplund has been one of our directors since June 2002 and has been our chief executive officer since January 2006. Prior to becoming our chief executive officer, Mr. Asplund was president of Delano Group Securities, LLC, an investment banking firm in Chicago, Illinois, which he founded in 1999. Prior to founding Delano, Mr. Asplund was a senior managing director and branch manager of the Chicago office of Bears Stearns & Co. Inc., having previously worked for other major investment banks including Morgan Stanley and Lehman Brothers. Prior to entering the financial industry in 1983, Mr. Asplund worked for the Dana Corporation as an industrial engineer. Mr. Asplund has a degree in mechanical engineering from the University of Minnesota.
     Gregory T. Barnum has been one of our directors since March 2006. Mr. Barnum is currently the vice president of finance and chief financial officer of Datalink Corporation, an information storage architect. Prior to joining Datalink in March 2006, Mr. Barnum was the vice president of finance, chief financial officer and corporate secretary of Computer Network Technology Corporation since July 1997. From September 1992 to July 1997, Mr. Barnum served as senior vice president of finance and administration, chief financial officer and corporate secretary at Tricord Systems, Inc., a manufacturer of enterprise servers. From May 1988 to September 1992, Mr. Barnum served as the executive vice president, finance, chief financial officer, treasurer and corporate secretary for Cray Computer Corporation, a development stage company engaged in the design of supercomputers. Prior to that time, Mr. Barnum served in various accounting and financial management capacities for Cray Research, Inc., a manufacturer of supercomputers. Mr. Barnum also serves on the board of Wireless Ronin Technologies, Inc. Mr. Barnum is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

     Christopher W. Capps has been one of our directors since March 2009. Mr. Capps served as President and Chief Executive Officer of Advanced Biotherapy, Inc. from August 2006 until we acquired Advanced Biotherapy, Inc., or ADVB, on March 3, 2009. Since September 2005, Mr. Capps has also served as President and CEO of KVG Partners, a private equity firm.
     William R. (“Max”) Carey, Jr. has been one of our directors since March 2006. Mr. Carey is the chairman of the CRD Companies: CRD, CRD Capital, and CRD Analytics, which he founded in 1981. He is also a managing director of Entrepreneur Equity Corporation, an insurance broker that creates specialty products for middle market companies. Mr. Carey also serves on the boards of Kforce, Inc., Crosswalk.com and J.B. Hanauer & Co., and is a founding board member of Crosswalk.com.
     Joseph F. Desmond has been one of our directors since January 2007. Mr. Desmond is the senior vice president, external affairs for NorthernStar Natural Gas, a developer of liquefied natural gas import terminals. From May 2005 until November 2006, Mr. Desmond served as the chairman of the California Energy Commission. From May 2006 to November 2006 Mr. Desmond also served as the Under Secretary for Energy Affairs in the California Resources Agency. Prior to his public service for the State of California, Mr. Desmond served as president and chief executive officer of Infotility, Inc., an energy consulting and software development firm based in Boulder, Colorado. From 1997 to 2000, Mr. Desmond was president and chief executive officer of Electronic Lighting, Inc., a manufacturer of controllable lighting systems, and from 1991 to 1997 he was with Parke Industries, where he served as vice president.
     Richard P. Kiphart has been one of our directors since January 2006, when he also became chairman of our Board of Directors. Mr. Kiphart is head of the Corporate Finance Department and a principal of William Blair & Company for over 42 years. In addition, Mr. Kiphart is currently chairman of Nature Vision, Inc and Ranair Inc. In addition, he is the former chairman of The Merit Music School, the president and chief executive officer of the Lyric Opera of Chicago, the chairman of the Erikson Institute and serves on the board of Children’s Memorial Hospital. Mr. Kiphart is the father in-law of David Valentine, one of our directors.
     Daniel W. Parke has served as one of our directors since October 2005 and has been our president since June 2006 when we acquired Parke P.A.N.D.A. Corporation, which he owned and served as its president from its founding in 2001. Mr. Parke also served as our chief operating officer from June 2006 until February 2009. Mr. Parke was previously a founder of Parke Industries, Inc., an energy solutions provider which was acquired in February 1998 by Strategic Resource Solutions, an unregulated subsidiary of Carolina Power & Light.
     David W. Valentine has been one of our directors since May 2004. Mr. Valentine is currently the chief operating officer and a founding principal of Victory Park Capital, a private investment firm that he founded in June 2006. From April 2005 to June 2006, Mr. Valentine served as the portfolio manager of private investments for a Chicago-based hedge fund. From June 2004 to April 2005, Mr. Valentine served as President of KVG Partners, a private equity firm. From April 200 to June 2004, Mr. Valentine served as the global head of debt private placements for UBS Investment Bank. Prior to UBS, Mr. Valentine held several investment banking positions at ABN AMRO and Harris Nesbitt. Mr. Valentine serves on the board of directors for Innovomed, Inc. and Trustwave, Inc. He is also on the board of directors of a Washington DC-based advocacy group, the Friends of the Global Fight Against AIDS, Tuberculosis, and Malaria. Mr. Valentine is the son-in-law of Richard Kiphart, our chairman.

The Board of Directors recommends that the stockholders vote
“FOR”
the election of all of the director nominees.

Voting Arrangements
     Pursuant to a stock purchase agreement between certain stockholders ADVB and us dated November 18, 2008, we were required to appoint Mr. Capps to our Board of Directors within ten days following the closing of our acquisition of ADVB on March 3, 2009. On March 5, 2009, our Board of Directors increased the size of our Board to eight directors and appointed Mr. Capps as one of our directors. Pursuant to the stock purchase agreement, for so long as Mr. Kiphart owns any of our capital stock, we must use our best efforts to cause Mr. Capps to be nominated as a director in all of our elections unless Mr. Capps resigns or is removed in accordance with Delaware law or we are notified by Mr. Kiphart.
Family Relationships
     The only family relationships between any of our directors and officers is Mr. Valentine, who is the son-in-law of Mr. Kiphart.
Director Attendance
     During the fiscal year ended December 31, 2008, the Board of Directors held eight formal meetings. In addition, there were six meetings of the Audit Committee and five meetings of the Compensation Committee. During 2008, all members of the Board of Directors attended at least 75% of the total of all board meetings and applicable committee meetings, except for Mr. Kiphart who attended 62% of the meetings. Mr. Kiphart recused himself from five board meetings in which the Board was discussing various transactions in which he was an interested party. We encourage our Board members to attend our Annual Meeting, but we do not have a formal policy requiring attendance. All of our Board members, except Mr. Carey, attended last year’s Annual Meeting.
Independent Directors
     Of the eight directors currently serving on the Board, all of whom are director nominees at the next Annual Meeting, the Board has determined that each of Messrs. Barnum, Capps, Carey, Desmond, Kiphart and Valentine are independent as defined in Section 4200(a)(15) of the NASDAQ listing standards. Although a company owned by Mr. Carey provided services to us during 2006 and 2007, the Board determined that the fees paid to this company were insufficient to cause Mr. Carey to lose his independence. Messrs. Asplund and Parke are not considered independent because they also serve as our executive officers.
COMPENSATION OF DIRECTORS
Director Compensation Program
     Effective April 1, 2000, we adopted a stock option plan for all non-employee directors that is separate and distinct from the 2008 Long-Term Incentive Plan. The plan was amended on July 11, 2006 to provide that eligible directors receive an initial option grant upon being appointed to our Board of Directors to purchase 14,286 shares of our common stock, and a grant of options to purchase an additional 7,143 shares on the first day of January beginning on the second January following the date the director became an eligible director. These options have an exercise price equal to the closing price of our common stock on the grant date and a term of ten years. The initial options vest on first day of January following the initial grant date or six months following the initial grant date, whichever is later, if the individual is still a director on the vesting date. All future grants vest in two equal amounts, one amount on the grant date and the balance on the anniversary of the grant date, if the individual is still a member of the Board of Directors on such anniversary date.
     We granted options to purchase 28,568 shares under the directors’ stock option plan during 2008, and options to purchase 142,909 shares were outstanding under this plan as of December 31, 2008.
     Directors who are also our employees receive no additional compensation for their services as directors.

Director Compensation Table
     The following table provides compensation information for the year ended December 31, 2008 for each of our non-executive directors.

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	All Other	Total
Name	($)	($)	($) (1)(2)	Compensation ($)	($)

Gregory T. Barnum	—	—	50,188	—	50,188

William R. Carey, Jr.	—	—	50,188	—	50,188

Joseph F. Desmond (3)	—	—	236	—	236

Richard P. Kiphart	—	—	49,144	—	49,144

David W. Valentine	—	—	48,813	—	48,813

(1)	Amounts represent the compensation cost recognized during 2008 of stock awards granted in and prior to 2008 based on the grant date fair value recognized over the requisite service period in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R). The value weighted-average significant assumptions used to determine the grant date fair value are as follows:

Significant Assumption
(value weighted-average)	2008	2007
Risk-free rate	3.39%	4.75%
Dividend yield	—	—
Expected volatility	90%	83%
Expected life (years)	5.3	5.4
(2)	The following options were granted to directors during 2008:

					Aggregate
					Options
				Grant	Outstanding
	Options	Grant	Exercise	Date Fair	as of
	Awarded(4)	Date	Price	Value($)	12/31/2008
Gregory T. Barnum	7,142	1/3/2008	$9.45	48,816	29,284
William R. Carey, Jr.	7,142	1/3/2008	$9.45	48,816	29,284
Joseph F. Desmond	—	—	—	—	14,286
Richard P. Kiphart	7,142	1/3/2008	$9.45	48,816	29,284
David W. Valentine	7,142	1/3/2008	$9.45	48,816	29,758
(3)	Mr. Desmond joined our Board of Directors in January 2007, thus received options to purchase 14,286 shares upon joining our Board and is not eligible for an additional grant until January 2009.

(4)	The options all vest equally on the grant date and the first anniversary of their issuance, and expire on the earlier of the tenth anniversary of their issuance or three months following the date the holder is no longer one of our directors.

Committees of the Board of Directors
     The Board of Directors has an Audit Committee, Compensation Committee and a Governance and Nominating Committee.
     Audit Committee
     The Audit Committee, which is composed entirely of non-employee, independent directors, held six meetings during 2008. Each of the members of the Audit Committee attended at least 75% of the meetings of the Committee held in 2008. The Audit Committee meets periodically and separately in executive sessions with management and the independent auditors to review the activities of each. The Audit Committee possesses and may exercise the powers of the Board of Directors relating to our accounting, auditing, and financial reporting matters, except when such powers are by statute or the Certificate of Incorporation or Bylaws reserved to the full Board or delegated to another committee of the Board. The Audit Committee reports regularly to the full Board on these matters. The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditors. Among other duties, the Audit Committee:
•	recommends the independent auditors to the Board;

•	pre-approves all audit and non-audit services provided to us by the independent auditors;

•	monitors the independence of the independent auditors;

•	reviews and approves:
-	the scope and timing of work to be performed by the independent auditors

-	compensation to be paid to the independent auditors

-	financial accounting and reporting principles used by the Company

-	results of the audit and the report of the independent auditors

-	transactions involving the Company and our officers, directors, affiliates and significant stockholders
•	discusses our annual audited financial statements and quarterly financial statements with management and the independent auditors;

•	considers allegations made, if any, of possible financial fraud or other financial improprieties;

•	prepares an Audit Committee report as required by the SEC to be in this proxy statement; and

•	reviews and reassesses the adequacy of the Audit Committee charter at least annually.
     The Audit Committee’s current members are directors Greg Barnum (Committee Chairman), Joseph Desmond and David Valentine. Our Board of Directors has determined that Mr. Barnum qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K. The Board also believes that Messrs. Barnum, Desmond and Valentine are “independent” as defined by Section 4200 (15) of the NASDAQ listing standards. The Board of Directors adopted an Audit Committee Charter effective April 19, 2000, which was amended effective January 31, 2001 to combine the Conflicts Committee with the Audit Committee. A copy of the Audit Committee’s charter is available on our website (www.lime-energy.com) under the heading “Investor Relations” and subheading “Corporate Governance.”

     Compensation Committee
     The Compensation Committee, which is composed of three independent directors—David Valentine (Committee Chairman), Greg Barnum and Richard Kiphart, was formed in 2001 upon the Board of Directors’ adoption of a Compensation Committee charter. The Compensation Committee held five meeting during 2008, each of which was attended by all members. A copy of the Compensation Committee’s charter is available on our website (www.lime-energy.com) under the heading “Investor Relations” and subheading “Corporate Governance.” The Compensation Committee’s responsibilities are to:
•	review and recommend to the Board of Directors the annual salary, bonus, stock options and other benefits of our senior executives;

•	review executive compensation programs and the administration thereof;

•	plan for executive development and succession;

•	review expense accounts and fringe benefits of executive management;

•	administer our stock option and stock incentive programs; and

•	review and recommend to the Board of Directors the compensation of members of the Board of Directors.
     Governance & Nominating Committee
     The Governance and Nominating Committee, which is composed of three independent directors—William Carey (Committee Chairman), Joseph Desmond and Richard Kiphart, was formed in 2004 upon the Board of Directors’ adoption of a Governance and Nominating Committee Charter. A copy of the Governance and Nominating Committee’s charter is available on our website (www.lime-energy.com) under the heading “Investor Relations” and subheading “Corporate Governance.” The Board believes that Messrs. Carey, Desmond and Kiphart are independent directors as defined by Section 4200 (15) of the NASDAQ listing standards. Prior to the establishment of the Governance and Nominating Committee, the recruitment and selection of candidates for Board of Directors was handled by the Compensation Committee. The Governance and Nominating Committee did not meeting during 2008. The Governance and Nominating Committee’s responsibilities are to:
•	develop and recommend to the Board of Directors policies and processes designed to provide for effective and efficient governance;

•	plan Board education activities, including new member orientation;

•	evaluate the size and composition of the Board of Directors, develop criteria for membership on the Board of Directors, and evaluate the independence of existing and prospective directors, and make recommendations to the Board concerning such matters;

•	seek and evaluate qualified individuals to become directors;

•	evaluate the nature, structure and composition of other committees of the Board of Directors and make recommendations to the Board concerning such matters; and

•	assess the performance of the Board of Directors.
Selection of Board Nominees
     Our Governance and Nominating Committee is responsible for identifying and evaluating Board candidates using one or more informal processes deemed appropriate for the circumstances. All of our directors and executive officers play a significant role in bringing potential candidates to the attention of the Committee. A determination of whether to pursue discussions with a particular individual will be made after discussion by the Committee and may be preceded by formal or informal discussions involving one or all of the other Board members. Information considered by the Committee may include information provided by the candidate, the chief executive officer and one or more Committee or Board members. The Committee seeks candidates whose qualifications, experience and independence complement those of existing Board members. Board candidates are expected to possess high personal and professional ethics, integrity and values, and relevant business experience and to be committed to representing the long-term interests of all stockholders. They are also expected to have an inquisitive and objective perspective, practical wisdom and good judgment.
     Once appropriate candidates have been identified, the Committee will recommend nominations to our Board. Our Governance and Nominating Committee has not adopted a policy or procedure for the consideration of director candidates recommended by stockholders. Our Board does not recall an instance in which a stockholder (other than a stockholder serving as an officer or director) has recommended a director candidate; however, the Governance and Nominations Committee will consider all timely stockholder recommendations. For the 2010 Annual Meeting of Stockholders, nominations may be submitted to the Corporate Secretary, Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410, which will forward them to the Chairman of the Governance and Nominating Committee. Recommendations must be in writing, must specify the candidate’s qualifications for serving as a director and must be received by us not later than December 8, 2009, in order for nominees to be considered for election at our 2010 Annual Meeting of Stockholders.
Codes of Conduct and Business Ethics
     We have adopted a code of ethics as part of our compliance program. This code of ethics applies to our chief executive officer and our chief financial officer. In addition, we have a Code of Conduct and Business Ethics that applies to all of our officers, directors and employees. These codes of ethics are available on our website (www.lime-energy.com) under the heading “Investor Relations” and subheading “Corporate Governance.” We intend to post amendments to or waivers from the Code of Ethics which are applicable to our directors, principal executive officer and principal financial officer at this location on our website.
EXECUTIVE OFFICERS
     The table below identifies our executive officers who are not identified in the table under “Nominees for Director.”

Name	Age	Position Held with the Company
Jeffrey R. Mistarz	51	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

John O’Rourke		Chief Operating Officer
     Jeffrey R. Mistarz has been our chief financial officer since January 2000, our treasurer since October 2000, an executive vice president since November 2002, our assistant secretary since February 2003 and our secretary since June 2006. From January 1994 until joining us, Mr. Mistarz served as chief financial officer for Nucon Corporation, a privately held manufacturer of material handling products and systems, where he was responsible for all areas of finance and accounting, managing capital and stockholder relations. Prior to joining Nucon, Mr. Mistarz was with First Chicago Corporation (now JPMorgan Chase & Co.) for 12 years where he held several positions in corporate lending, investment banking and credit strategy.
     John O’Rourke has been our chief operating officer since February 2009. Mr. O’Rourke was previously president and chief executive officer of our subsidiary, Applied Energy Management, which we acquired in June 2008. Prior to joining AEM, Mr. O’Rourke was the president of Landmark Service Company, LLC from July 2003 until September 2004, when the company was acquired by AEM. Prior to working at Landmark, he was vice president of engineering and operations at Duke Solutions, a Duke Energy subsidiary.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
     The following tables set forth information regarding the beneficial ownership of our securities as of April 3, 2009 by:
•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our voting securities;

•	each of our directors and named executive officers, and

•	all of our directors and executive officers as a group (ten persons).
     Each stockholder’s beneficial ownership is based on 13,050,817 shares of Lime common stock outstanding as of April 3, 2009. Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them, and the address of each person listed in the following table is c/o Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410.
Beneficial Owners of Greater Than 5% of Our Common Stock:

				Common
		Common	Common	Shares
		Shares	Shares	Issuable
	Common	Issuable	Issuable	Upon
	Shares	Upon	Upon	Exercise of
	Directly	Exercise of	Exercise of	Preferred
Name	Held	Warrants	Options (1)	Stock	Total	%
David R. Asplund	305,657 (3)	7,409 (4)	680,143	—	993,209	7.229
Richard P. Kiphart	5,033,649	341,422	33,051	3,669,430 (5)	9,077,552	53.101
Nettlestone Enterprises Limited (2)	791,444	142,450	—	—	933,894	7.079
Daniel R. Parke	738,376	7,123	147,689	—	893,188	6.764
Beneficial Owners of Greater Than 5% of Our Series A-1 Preferred Stock:

		Preferred
		Shares
		Issuable Upon
	Preferred	Exercise of
Name	Directly Held	Warrants	Total	%
Richard P. Kiphart	366,943 (5)	—	366,943	100.000

Directors and Executive Officers:

			Common	Common
		Common	Shares	Shares
		Shares	Issuable	Issuable
		Issuable	Upon	Upon
	Common	Upon	Exercise	Exercise of
	Shares	Exercise of	of Options	Preferred
Name	Directly Held	Warrants	(1)	Stock	Total	%
Directors and Executive Officers
David R. Asplund	305,657 (3)	7,409 (4)	680,143	—	993,209	7.229
Gregory T. Barnum	7,123	1,781	28,642	—	37,546	*
Christopher W. Capps	9,359	—	110,448	—	119,807	*
William R. Carey	—	21,429	32,213	—	53,642	*
Joseph F. Desmond	—	—	17,858	—	17,858	*
Richard P. Kiphart	5,033,649	341,422	33,051	3,669,430 (5)	9,077,552	53.101
Jeffrey R. Mistarz	4,141	712	167,620	—	172,473	1.305
John O’Rourke	150,694	—	8,334	—	159,028	1.218
Daniel R. Parke	738,376	7,123	147,689	—	893,188	6.764
David W. Valentine	62,229	712	37,186	—	100,127	*

All directors and executive officers as a group (10 persons)**	6,311,228	380,588	1,263,184	3,669,430	11,624,430	63.300

*	Denotes beneficial ownership of less than 1%.

**	Eliminates duplication.

(1)	Represents options to purchase our common stock exercisable within 60 days of April 3, 2009.

(2)	The business address for Nettlestone Enterprises Limited is P.O. Box 665 Roseneath, The Grange, St. Peter Port, Guernsey GY1-3SJ, Channel Islands.

(3)	Includes 151 shares owned by Mr. Asplund’s wife and a total of 16,477 shares owned by Mr. Asplund’s dependent children.

(4). Includes warrants to purchase 286 shares of our common stock held by Delano Group Securities, LLC, of which Mr. Asplund is the principal owner.

(5)	Our Series A-1 preferred stock is convertible after December 31, 2009 into shares of our common stock at the rate of ten shares of our common stock for each share of our Series A-1 preferred stock. Our Series A-1 preferred stock votes with our common stock on an as converted basis. Accordingly, each share of Preferred Stock currently has ten votes.
Changes in Control
     We are not aware of any arrangements, including any pledge by any person of our stock, the operation of which may at a subsequent date result in a change of control of the Company.
     Richard P. Kiphart, our chairman, increased his ownership position in our voting stock from approximately 29% on April 21, 2008 to approximately 53% on April 3, 2009. As a result, Mr. Kiphart is able to control us, the election and removal of the directors on our board of directors, and our management and policies. In addition, Mr. Kiphart also controls all maters regarding stockholder approval, including the amendment of our Certificate of Incorporation and By-Laws and the approval of fundamental corporate transactions. For a description of the transactions between Mr. Kiphart and us by which he assumed control of our Company, see “Transactions with Related Persons, Promoters and Control Persons,” below. Mr. Kiphart used personal funds in connection with his purchases of our securities.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16 of the Securities Exchange Act of 1934 requires our directors and officers (as defined in Section 16) and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The required reports consist of initial statements on Form 3, statements of changes on Form 4 and annual statements on Form 5. Directors, officers and greater than 10% stockholders are required by Securities and Exchange Commission rules to furnish us with copies of all Section 16(a) reports filed. Based solely on our review of the reports we have received and on written representations from our officers who are reporting persons, we believe that during 2008 all Section 16 filing requirements applicable to our directors, officers and 10% beneficial owners were complied with by these persons, except that Mr. Parke filed one report late covering one transaction.
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CONTROL PERSONS
     On March 12, 2008, we entered into a revolving credit note with ADVB and Richard P. Kiphart. This note was subsequently amended on June 10, 2008, August 14, 2008 and October 31, 2008 to increase the size of the note to $19 million. On November 14, 2008, Mr. Kiphart converted his $14.5 million note and accrued interest into 358,710 shares of Series A-1 preferred stock. Mr. Kiphart is our largest individual stockholder and the chairman of our Board of Directors. He was also the chairman of the board of Advanced Biotherapy, Inc., and owned the majority of the common stock of Advanced Biotherapy. Messrs. Capps and Valentine, who both serve as our directors, were also directors and stockholders of ADVB.
     On July 11, 2008, we entered into an agreement with Mr. Kiphart, whereby Mr. Kiphart agreed to cause the issuance of certain letters of credit in an amount not to exceed $10 million, to support the issuance of surety bonds required under certain customer contracts. The obligation to continue to provide support for new letters of credit will continue until the earlier of July 10, 2009 or the date on which we complete an offering of at least $20 million. We have agreed to pay Mr. Kiphart a fee equal to 3-5/8% per annum on the average outstanding balance on letters of credit, or $300,000, whichever is greater. In addition, we agreed to indemnify Mr. Kiphart for any claims under the letters of credit.
     On November 13, 2008 we entered into subscription agreements with 15 investors to sell 1,787,893 units, each comprised of one share of our common stock and a warrant to purchase an additional quarter share of common stock. These investors included Richard P. Kiphart, David R. Asplund, Daniel W. Parke, Gregory T. Barnum, David Valentine and Jeffrey R. Mistarz, all of whom are our directors and/or officers. The sale price was $3.51 per unit, which was equal to 75% of the volume-weighted average price of our common stock for the ten days prior to closing. The warrants allow holders to purchase a share of common stock for $4.10 per share, which was the closing price of our common stock on the day prior to the closing, and the warrants are exercisable any time after May 13, 2009 and before November 13, 2011. The total gross proceeds raised in the private placement was $6,275,500. The private placement closed in two tranches: tranche A, comprised of unaffiliated investors, closed on November 13, 2008 and raised $3,000,500; and tranche B comprised of affiliated investors closed on January 30, 2009 and raised $3,275,000. Proceeds from the Private Placement will be used for working capital purposes.
     On November 14, 2008, we entered into a Preferred Stock Purchase Agreement with Richard P. Kiphart, under which we sold Mr. Kiphart 358,710 shares of our newly created Series A-1 preferred stock in exchange for his agreement to cancel a promissory note we issued in the then outstanding amount of $14,707,104 (the “Recapitalization”). The note bore interest at 17% per annum and would have matured on March 31, 2009. Each outstanding share of Series A-1 preferred stock is entitled to cumulative quarterly dividends at a rate of (i) 15% per annum of its stated value, which is $41.00 per share, on or prior to March 31, 2009 (9% payable in cash and 6% payable in additional shares of Series A-1 preferred stock); and (ii) 17% per annum of its stated value at any time on or after April 1, 2009 (9% payable in cash and 8% payable in additional shares of Series A-1 preferred stock). The Series A-1 preferred stock is convertible into shares of common stock on a 10-for-1 basis anytime after December 31, 2009, subject to adjustment. Each share of Series A-1 preferred stock is currently entitled to 10 votes and the Series A-1 preferred stock votes along with the common stock. In connection with this Recapitalization, we removed $14.7 million in liabilities from our balance sheet and treat the Series A-1 preferred stock as equity.
     On November 18, 2008, we entered into a Stock Purchase Agreement with controlling stockholders of ADVB, pursuant to which we agreed to acquire 90.8% of the outstanding capital stock of ADVB at $0.008625 per share in exchange for their shares of our common stock. Through a short-form merger, we offered the remaining ADVB stockholders the same consideration for their common stock. On March 3, 2009, we completed the merger and acquired ADVB. ADVB’s assets included approximately $7.4 million of cash and an $800,000 note receivable. ADVB’s assets also included a revolving credit note due by us, which had an outstanding balance of approximately $52,000 as of the closing. We have cancelled revolving credit note. We do not intend to continue to operate ADVB’s prior business. Messrs. Kiphart, Valentine and Capps were directors and shareholders of ADVB.
     One of our subsidiary companies, Parke Industries, Incorporated, leases space in a building in Glendora, California that is owned by a company controlled by Dan Parke, our president and one of our directors. Total rent expense for this facility amounted to $126,126 and $78,371 for 2008 and 2007, respectively. We believe that the rates charged by Mr. Parke are reasonable in that they are equivalent to rates charged to other unaffiliated third parties in the building.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Overview of Executive Compensation Program
     We have not had a formalized program for determining executive compensation. In fact, two of the three current executive officers (Messrs. Asplund and Parke) receive most of their compensation under written employment agreements that were negotiated in connection with their becoming our employees. In each of these instances, the Board of Directors approved the employment agreement and the terms were negotiated at the time in light of specific circumstances. However, in general, our executive officers have received compensation consisting of three components:
•	a cash component, consisting of salary meant to be competitive with salaries such individuals could obtain from other employers;

•	eligibility for annual cash bonuses determined by the Compensation Committee based on our performance; and

•	stock options intended to reward achievement of long-term goals and align the interests of our executive officers with those of our stockholders.
     In certain cases, we have provided automobile allowances to executives who are expected to use their cars for Company business. Executive officers participate in group health and disability insurance on the same basis as other full-time employees and certain executives were offered individual life and disability insurance policies as part of their hiring agreements.
     Except as noted above with respect to the current employment agreements with Messrs. Asplund and Parke, the Compensation Committee of the Board of Directors makes all compensation decisions for our executive officers. Generally, compensation decisions for executive officers other than our chief executive officer have been made by the Compensation Committee pursuant to recommendations made by the CEO. We have recently retained the consulting firm of Towers Perrin to assist us in formalizing our executive compensation program and to help ensure our compensation program is consistent with current market practices. We believe that the new executive compensation program, once implemented, will serve as a framework for structuring the compensation of our other senior executives and managers.
     Objectives of Compensation Program
     Compensation of our executive officers is intended to reward improved overall financial performance of the Company, and to reward performance achievements and increases in stockholder value over the long term.
•	Annual salaries for executive officers have been established with the goal of attracting and retaining qualified individuals for the positions. These salaries have been determined on a case-by-case basis.

•	Eligibility for annual cash bonus awards has been based on our performance but not specific performance goals. The amount of bonus for which an individual is eligible for any year has been determined on a case-by-case basis.

•	Stock options awards are intended to reward achievement leading to increases in our profitability and stockholder value over the longer term. The amounts of awards have been determined on a case-by-case basis.
     In order to reward superior short-term performance, cash compensation each year has included eligibility for a cash bonus in the discretion of the Compensation Committee, subject to approval of the Board.
     To motivate executive officers to achieve the longer-term goal of increasing our profitability and stockholder value, and to reward them for achieving such long-term goals, stock options have been included as part of the compensation structure for our executive officers. Stock options also provide an increased opportunity for equity ownership by our executive officers, thereby further aligning their interest with those of our stockholders. Option grants have been made on a case-by-case basis. A typical stock option grant has been structured to have a ten year exercise period, to vest over a period of years, with vesting also depending upon the executive remaining employed by us, and to have an exercise price equal to the market price on the grant date. In certain cases, options have been granted at an exercise price higher than the market price. We have not granted options with an exercise price that is less than the market price on the grant date.
     Stock price performance has not been a factor in determining annual compensation because the price of the common stock is subject to factors which may not reflect our performance and are outside of our control.
     We do not have a formula for allocating between cash and non-cash compensation. The number of stock options awarded to an executive officer has been decided on a case-by-case basis taking into consideration other components of compensation, not pursuant to any specific guidelines or program. Most of the stock options we have awarded to executive officers have been pursuant to written employment agreements entered into when the executive joined us, or pursuant to extending such employment under a new written agreement.
     Accounting and Tax Considerations
     Our stock option grant policies have been impacted by the implementation of SFAS No. 123(R), which we adopted effective on January 1, 2006. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of SFAS 123(R) under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. As a result of adopting SFAS No. 123(R), $3,783,525 and $3,726,731 of share based compensation expense was included in the results for 2008 and 2007, respectively.
     Current Executive Officers
     We currently have four executive officers: David Asplund, our Chief Executive Officer, Daniel Parke, our President, John O’Rourke our Chief Operating Officer, and Jeffrey Mistarz our Chief Financial Officer. Mr.

O’Rourke was appointed as our Chief Operating Officer in February 2009.
2008 Summary Compensation Table
     The following table sets forth the compensation earned, awarded or paid for services rendered to us for the year ended December 31, 2008 and the year ended December 31, 2007 by our principal executive officer (PEO), our principal financial officer (PFO), and our president. These persons are referred to, collectively, as the “named executive officers.”

Name and		Salary	Bonus	Stock	Option Awards ($)		All Other
Principal Position	Year	($)	($)	Awards ($)	(1)		Compensation ($)		Total ($)
David R. Asplund	2008	285,000	37,500	—	1,037,078		28,046	(2)	1,387,624
Chief Executive Officer (PEO)	2007	285,000	25,000	—	1,505,494	(3)	28,040	(4)	1,842,934

Jeffrey R. Mistarz	2008	210,000	22,000	—	258,638		3,052	(5)	493,690
Executive Vice President & Chief Financial Officer (PFO)	2007	210,000	15,000	—	329,692		6,197	(5)	560,889

Daniel W. Parke	2008	250,000	37,500	—	692,818		10,182	(6)	990,500
President	2007	250,000	25,000	—	355,803	(7)	10,206	(8)	641,009

(1)	Amounts represent the compensation cost recognized during 2008 of stock awards granted in and prior to 2008 based on the grant date fair value recognized over the requisite service period in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R). The value weighted-average significant assumptions used to determine the grant date fair value are as follows:

Significant Assumption
(value weighted-average)	2008	2007
Risk-free rate	0.43%	4.57%
Dividend yield	—	—
Expected volatility	85%	89%
Expected life (years)	6.0	6.0

(2)	Includes $19,331 for the cost of life and long-term disability insurance, $6,600 of auto allowance and the $2,115 cost of membership to a business club provided to Mr. Asplund.

(3)	Includes the costs recognized during 2007 of director options awarded to Mr. Asplund prior to his employment with us totaling $658.

(4)	Includes $18,652 for the cost of life and long-term disability insurance, $6,600 of auto allowance and the $2,788 cost of membership to a business club provided to Mr. Asplund.

(5)	Represents the cost of life insurance and long-term disability insurance provided to Mr. Mistarz.

(6)	Includes $9,600 of auto allowance and $582 for the cost of group life and long-term disability insurance provided Mr. Parke.

(7)	Includes the costs recognized during 2007 of director options awarded to Mr. Parke prior to his employment with us totaling at $3,693.

(8)	Includes $9,600 of auto allowance and $606 for the cost of group life and long-term disability insurance provided Mr. Parke.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements
     Messrs. Asplund, Mistarz and Parke
     We have employment agreements with each of our current named executive officers: David R. Asplund, Jeffery Mistarz, and Daniel Parke. These agreements fix each of the officer’s minimum base compensation, and the current annual salary for each is as follows: Mr. Asplund—$285,000, Mr. Mistarz—$210,000 and Mr. Parke—$250,000. Each of these employment agreements terminates on December 31, 2010. In addition, Messrs. Asplund and Parke are entitled to monthly automobile allowances of $550 and $800, respectively.
     Under their employment agreements, each of Messrs. Asplund, Mistarz and Parke are entitled to certain benefits if their employment terminates for certain reasons. If he should die during the term of his contract, all of his unvested stock options would immediately vest. In addition, all such stock options and any previously vested stock options would be exercisable for a period of one year following the date of death.
     If any of Messrs. Asplund, Mistarz or Parke should become permanently disabled such that he could not perform his duties for 180 consecutive days or for 180 days in any period of 12 consecutive months, we would have the right to terminate his employment, then any stock options which were then already vested would be exercisable for a period of 180 days following such termination.
     If any of Messrs. Asplund, Mistarz or Parke should terminate his employment during the term of the contract for reasons other than death, disability or uncured default by us under the agreement, then any vested stock options as of the date of termination shall be exercisable for 90 days following the date of termination.
     If we should terminate any of the current named executive officers prior to the scheduled expiration of his respective contract, for any reason other than death, disability or “Due Cause,” as defined in the employment agreement, or if Messrs. Asplund, Mistarz or Parke should choose to terminate his employment because we defaulted in our obligations under the agreement and failed to cure such default after notice, then all unvested stock options that are scheduled to vest within one year of the date of termination will immediately vest. In addition, all such stock options and any previously vested stock options would be exercisable for a period of one year following the date of termination. Additionally, we will pay the terminated current named executive officer, as severance compensation, (i) six months’ salary at his then current rate, in installments in accordance with our regular payroll, plus (ii) any bonus earned as of the termination date, in accordance with the terms of such bonus, plus (iii) any accrued unused vacation, which will be paid on the next regular payroll date.
     “Due Cause” is defined as any of (i) a material breach by the respective current named executive officer of his agreement not cured within 15 calendar days following written notice thereof, (ii) commission of a felony, or theft or embezzlement of our property, (iii) actions which result in material injury to our businesses, properties or reputation, (iv) refusal to perform or substantial neglect of the duties assigned to the respective officer not remedied within 15 calendar days following written notice thereof, or (v) any material violation of any statutory or common law duty of loyalty to us.
     In addition to the foregoing, upon occurrence of a change of control, all stock options granted to Messrs. Asplund, Mistarz and Parke shall immediately vest and become exercisable. In general, a “Change of Control” is deemed to have occurred when (i) we are merged or consolidated with another entity that is not then controlled by us and an unrelated entity acquires the ability to elect a majority of our Board of Directors or holds a majority of our common stock, or (ii) in the case of Mr. Asplund, substantially all of our assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with us; and in the case of Messrs. Mistarz and Parke, a majority of our assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with us.
     Each of the employment agreements of Messrs. Asplund and Mistarz imposes non-competition, non-solicitation and confidentiality obligations, which are not separately compensated. The non-competition obligation covers the employment period and extends for two years after termination. We, Parke Industries, LLC and Mr. Parke entered into a non-competition agreement that imposed on Mr. Parke non-competition obligations until June 30, 2008. This non-competition obligation is not separately compensated and was part of the consideration in the acquisition of Parke P.A.N.D.A. Corporation.
Potential Payments Upon Termination or Change In Control
     The following table show potential payments to the current named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment assuming a December 31, 2008 termination date and, where applicable, using the closing price of our common stock of $4.65 per share on that date.

		Involuntary	Involuntary
	Voluntary	Termination -	Termination -	Change in
	Termination	Not For Cause	For Cause	Control	Death	Disability
Name	(1)	(2)	(3)	(4)	(5)	(5)

David R. Asplund	$5,663	$148,163	$5,663	$0	$5,663	$5,663

Jeffrey R. Mistarz	$4,038	$109,038	$4,038	$0	$4,038	$4,038

Daniel W. Parke	$8,654	$133,654	$8,654	$0	$8,654	$8,654

(1)	None of the listed persons are entitled to more than accrued but unpaid salary and vacation upon a voluntary termination of their employment.

(2)	Under the terms of their employment contracts, Messrs. Asplund, Mistarz and Parke are entitled to any accrued but unpaid salary and vacation as well as six months severance pay for an involuntary termination of their employment without cause.

(3)	None of the listed persons are entitled to more than accrued but unpaid salary and vacation upon an involuntary termination for cause.

(4)	None of the listed persons would be entitled to any payments upon a change of control unless they were involuntarily terminated without cause, but upon a change of control the unvested options held by Messrs. Asplund, Mistarz and Parke would immediately vest. As of December 31, 2008 the intrinsic value of executives’ options were as follows:

Value*

David Asplund	$69,000

Jeffrey Mistarz	51,750

Daniel Parke	86,250

*	Calculated as the difference between the market value on December 31, 2008 of $4.65 per share and the option strike price

(5)	None of the listed persons are entitled to more than accrued but unpaid salary and vacation upon their death or permanent disability, but upon a upon such an event the unvested options held by Messrs. Asplund, Mistarz and Parke would immediately vest.
Grants of Plan-Based Awards for 2008
     The following table sets forth certain information with respect to options granted during or for the fiscal year ended December 31, 2008 to each named executive officer. There are no estimated future payouts under non-equity or equity incentive plan awards.

				All Other Option
				Awards: Number
			All Other Stock	of Securities		Grant Date Fair Value
			Awards: Number	Underlying	Exercise or Base	of Stock and Option
		Committee Action	of Shares of Stock	Options	Price of Option	Awards
Name	Grant Date	Date	or Units (#)	(#)(1)	Award ($/sh)(2)	($)(3)

Dave R. Asplund	12/10/2008	12/09/2008	—	60,000	$3.50	$87,992

Jeffrey R. Mistarz	12/10/2008	12/09/2008	—	45,000	$3.50	$65,994

Daniel W. Parke	12/10/2008	12/09/2008	—	75,000	$3.50	$109,990

(1)	The amounts represent 10 year option grants. In general 1/3 of each option grant vests one year after the grant date, 1/3 after two years, and 1/3 after three years. Any unexercised options expire after ten years. If a grantee dies any unvested options would terminate immediately, any vested options would be exercisable for a period of 12 months from the date of death. Upon a change of control in the Company, all options immediately vest and become exercisable. In most other instances of employment termination, including retirement and disability, all unvested option terminate upon termination of employment and vested options are exercisable for a period of three months following termination of employment.

(2)	The exercise price was not lower than the market price of our common stock on the grant date for any of the options listed.

(3)	The amounts shown represent the full grant date value of each equity-based award shown in the table for each Named Executive computed under FAS 123R.
Outstanding Equity Awards at Fiscal Year-End 2008
     The following table includes certain information with respect to the value of all unexercised options previously awarded to the named executive officers at December 31, 2008.

			Option Awards
	Number of	Number of	Equity Incentive Plan
	Securities	Securities	Awards: Number of
	Underlying	Underlying	Securities Underlying
	Unexercised	Unexercised	Unexercised Unearned	Option Exercise
	Options	Options	Options	Price	Option Expiration
Name	(#) Exercisable	(#) Unexercisable (1)	(#)	($)	Date

David R. Asplund	—	60,000	—	$3.50	12/10/2018
	14,286	14,286	—	$6.72	01/22/2016
	400,000	—	—	$6.72	07/11/2016
	214,286	—	—	$7.14	07/11/2016
	35,714	71,428	—	$11.13	10/01/2017
	14,286	—	—	$65.10	01/22/2016
	237	—	—	$105.00	06/10/2013
	237	—	—	$105.00	06/10/2015
	714	—	—	$122.85	06/10/2012
	237	—	—	$194.25	06/10/2014
Jeffrey R. Mistarz	—	45,000		$3.50	12/10/2018
	42,858	—	—	$7.00	08/15/2016
	107,142	—	—	$7.14	07/11/2016
	11,905	23,810	—	$11.13	10/01/2017
	3,810	—	—	$105.00	12/31/2012
	1,905	—	—	$735.00	12/31/2009
Daniel W. Parke	—	75,000		$3.50	12/10/2018
	93,333	—	—	$7.14	07/11/2016
	6,666	—	—	$7.70	06/30/2016
	47,619	95,238	—	$11.13	10/01/2017
	714	—	—	$105.00	10/05/2015

(1)	The vesting dates for the unexercisable options are as follows:

Name	Exercise Price	Quantity	Vesting Date

David R. Asplund	$3.50	20,000	12/11/2009
	$3.50	20,000	12/11/2010
	$3.50	20,000	12/11/2011
	$6.72	14,286	01/22/2009
	$11.13	35,714	12/31/2009
	$11.13	35,714	12/31/2010

Jeffrey R. Mistarz	$3.50	15,000	12/11/2009
	$3.50	15,000	12/11/2010
	$3.50	15,000	12/11/2011
	$11.13	11,905	12/31/2009
	$11.13	11,905	12/31/2010

Daniel W. Parke	$3.50	25,000	12/11/2009
	$3.50	25,000	12/11/2010
	$3.50	25,000	12/11/2011
	$11.13	47,619	12/31/2009
	$11.13	47,619	12/31/2010
Stock Options and Incentive Compensation
     On June 4, 2008, our stockholders approved the adoption of the 2008 Stock Incentive Plan (the “2008 Plan”), which replaced the 2001 Stock Incentive Plan, as amended. The 2008 Plan provided that up to 280,000 shares of our common stock could be delivered under the Plan to certain of our employees and to consultants and directors who are not employees. In addition, the 2008 Plan originally provided for an additional number of shares of our common stock to be reserved for issuance under the plan on January 1st of each succeeding year, beginning January 1, 2009, in an amount equal to 100,000 shares. On November 26, 2008, our Compensation Committee approved amendments the 2008 Plan to i) increase the maximum number of shares of Common Stock authorized for issuance under the 2008 Plan by 350,000 shares, from 280,000 shares to 630,000 shares, and (ii) raise the automatic increases in the number of shares available for awards by 150,000 shares, from 100,000 to 250,000, each year beginning in 2009. The holders of a majority of our outstanding capital stock approved the Plan Amendment pursuant to a consent dated November 26, 2008.
     The awards to be granted under the Plan may be incentive stock options eligible for favored treatment under Section 422 of the Internal Revenue code of 1986, as amended from time to time, or non-qualified options that are not eligible for such treatment, or stock of the Company, which may be subject to contingencies or restrictions, as well as grants of stock appreciation rights or grants of shares of common stock. Approximately 256 employees and officers of the Company and our subsidiaries are currently eligible to participate in the Plan.
     As of December 31, 2008, there were 630,000 shares of common stock reserved under the Plan. We granted options to purchase 474,857 under the Plan during 2008, and options to purchase 573,815 shares were outstanding under the Plan as of December 31, 2008. During 2008 we issued options to purchase 41,567 shares outside of the Plan to employees and directors. 2008 grants to directors are described under “Directors Compensation.”

     The following table sets forth information about our equity compensation plans as of December 31, 2008:

Equity Compensation Plan Information
	(a)	(b)	(c)
Number of
securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding
	options, warrants	options, warrants	securities reflected
Plan Category	and rights	and rights	in column (a))

Equity compensation plans approved by security holders	573,815	$7.97	306,185

Equity compensation plans not approved by security holders (1)	1,914,842	$21.79	—

Total	2,488,657	$18.61	306,185

(1)	We grant stock options to our non-employee directors pursuant to a Directors Stock Option Plan (See “Compensation of Directors”), which grants are included in this category.
Option Exercises and Stock Vested During 2008
     There were no shares of stock acquired upon exercise of options or shares of stock that became free of restrictions by any of our named executive officers during the year ended December 31, 2008.
Option Re-Pricing
     We have not engaged in any option re-pricings or other modifications to any of our outstanding equity awards during fiscal year 2008.

PROPOSAL 2
ADOPTION OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO REDUCE
OUR AUTHORIZED CAPITAL STOCK AND COMMON STOCK
General
     The Board of Directors has unanimously approved, subject to stockholder approval, an amendment to our Certificate of Incorporation to decrease our authorized number of shares of capital stock from 205,000,000 to 55,000,000 and our authorized number of shares of Common Stock from 200,000,000 to 50,000,000. No changes will be made to the number of authorized shares of our preferred stock, which is 5,000,000. If approved, the first sentence of Article 4 of our Certificate of Incorporation would be amended in its entirety to read as follows:
“4.  Authorized Capital Stock.    The total number of shares of stock which the Corporation shall have authority to issue is 55,000,000, consisting of 50,000,000 shares of Common Stock, with a par value of $.0001 per share, and 5,000,000 shares of Preferred Stock, with a par value of $.01 per share (hereinafter, the “Capital Stock”).”
     As of April 3, 2009, we had:
•	13,050,817 shares of Common Stock issued and outstanding;

•	3,669,430 shares of Common Stock reserved for conversion of Series A-1 Preferred Stock;

•	2,504,555 shares of Common Stock reserved for issuance upon the exercise of outstanding options;

•	768,020 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants;

•	714,286 shares of Common Stock reserved for issuance upon conversion of subordinated convertible notes; and

•	1,291,540 shares of Common Stock reserved for issuance upon conversion of shares of Series A-1 Preferred Stock that may be issued during the next fours years as dividends on the Series A-1 Preferred Stock.
     As of April 3, 2009, we had 366,943 shares of Preferred Stock outstanding (potentially convertible into 3,669,430 shares of Common Stock after December 31, 2009, which shares of Common Stock are included in the preceding paragraph).
Purpose and Reasons for the Amendment
     We believe that the number of shares of Common Stock that is currently authorized for issuance far exceeds the number of shares we are likely to issue in the near future. By reducing the number of authorized shares of our capital stock we will be able to reduce the franchise taxes we pay in Delaware by approximately $90,000 per year.

Principal Effects of the Amendment
     By reducing the number of shares of Common Stock we are authorized to issue to 50,000,000 shares, we will reduce the number of unissued and unreserved shares from 178,017,250 shares to 28,017,250 shares. This reduction will limit our ability to issue shares in future periods. If in the future we need to issue more shares than are authorize in order to effect a transaction, such as an acquisition for stock or an equity offering, we will need to seek stockholder approval to increase the number of authorized shares. The delay in any transaction that would likely result from seeking such stockholder approval could impair our ability to close the transaction. However, we do not at this time anticipate any transaction or series of transactions that would likely require more shares than would be available if this Amendment is approved.
Vote Required
     The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock will be required to approve this Amendment to our Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as votes “against” the proposal.

The Board of Directors recommends that the stockholders vote
“FOR”
the Amendment to our Certificate of Incorporation to reduce the authorized capital stock and common stock.

PROPOSAL 3
RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     BDO Seidman, LLP, an independent registered public accounting firm, has been our independent auditor for many years, and is considered by management to be well qualified. The Board of Directors, at the recommendation of the Audit Committee, has recommended the appointment of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2009, and our stockholders are asked to approve the appointment of BDO Seidman, LLP as our auditors for the year ending December 31, 2009.
     You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares.
     A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she desires. The representative also will be available to respond to appropriate questions.
     If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
The Board of Directors recommends that the stockholders vote
“FOR”
The ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for fiscal 2009.

AUDIT COMMITTEE DISCLOSURE
General
          The Audit Committee of the Board is primarily responsible for the oversight of the quality and integrity of our accounting and reporting practices and controls, and our financial statements and reports; compliance with legal and regulatory requirements; the independent auditors’ qualifications and independence; and the performance of our internal audit function and independent auditors. A complete description of the Committee’s function may be found in its charter, which may be accessed under the Corporate Governance section of our website, accessible through our Investor Relations page at www.lime-energy.com.
Independent Auditors’ Fees
          The Audit Committee, with the approval of the stockholders, engaged BDO Seidman, LLP to perform an annual audit of our financial statements for the fiscal year ended December 31, 2008. The following table summarizes the total fees paid to BDO, our principal accountant, for the audit of our annual financial statements for the years ended December 31, 2008 and December 31, 2007, and fees billed for other professional services provided during these periods:

Type of Fee	2008	2007
Audit fees (1)	$300,246	$156,070
Audit-related fees (2)	191,300	32,389
Tax fees (3)	107,448	30,500
All other fees (4)	—	—

Total	$599,494	$218,959

(1)	Audit fees consist of fees for professional services rendered for the audit of our consolidated financial statements and review of our consolidated financial statements included in our quarterly reports and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, but not included in footnote (1) above.

(3)	Tax services fees consist of professional fees billed for products and services rendered by BDO for tax compliance, tax advice and tax planning. All of these fees were pre-approved by our Audit Committee.

(4)	All other fees consist of fees billed by BDO for services other than those listed in categories 1 thru 3 above. There were no other fees for 2008 or 2007.
Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
          Our Audit Committee charter requires the Audit Committee to pre-approve all audit and non-audit services provided by BDO. Each proposed engagement not specifically identified by the Securities and Exchange Commission as impairing independence is evaluated for independence implications prior to entering into a contract with the independent auditor for such services. Our Audit Committee considered whether the use of BDO’s services other than for the annual audit and quarterly reviews in any way impairs their independence and has concluded that it does not. In both 2008 and 2007, these services were limited to tax fees related to tax compliance, advice and planning. No services were performed by BDO prior to receiving approval from the Audit Committee.

          We have been advised by BDO that substantially all of the work done in conjunction with its 2008 audit of our financial statements for the most recently completed year was performed by permanent, full-time employees and partners of BDO. We have received confirmation and a letter from BDO required by Independence Standards Board No. 1, and discussed with BDO its independence.
Report of the Audit Committee
          The Audit Committee operates under a written charter adopted by the Board of Directors, which is reassessed periodically for adequacy by the Audit Committee. The directors who serve on the Audit Committee have no financial or personal ties to us (other than director compensation and equity ownership as described in this proxy statement) and are all “independent” for purposes of the Securities and Exchange Commission’s regulations and the NASDAQ listing standards. The Board of Directors has determined that none of the Audit Committee members has a relationship with us that may interfere with the director’s independence from the Company and our management.
          The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and their reporting process, including the systems of internal controls. In fulfilling their oversight responsibilities, the Committee has reviewed and discussed with the independent auditors matters such as the quality (in addition to acceptability), clarity, consistency, and completeness of our financial reporting, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.
          Management is responsible for our internal controls and the financial reporting process. BDO, our independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee these processes.
          The Audit Committee has reviewed and discussed the audited financial statements contained in the 2008 Annual Report on Form 10-K and the Company’s internal controls over financial reporting with the Company’s management and its independent registered certified public accounting firm. The Audit Committee received from BDO the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the Audit Committee concerning independence, and has discussed with BDO the issue of its independence from the Company.
          Based on the Audit Committee’s review of the audited financial statements and its discussions with management and BDO noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008. The Committee recommended to the Board of Directors the selection of BDO as the Company’s independent auditor for the fiscal year ending December 31, 2009, and that the Board submit this appointment to the Company’s stockholders for approval at the Annual Meeting.
MEMBERS OF THE AUDIT COMMITTEE
Gregory T. Barnum, Chair
Joseph F. Desmond
David W. Valentine

MISCELLANEOUS AND OTHER MATTERS
Stockholder Communications with the Board of Directors
          Our Annual Meeting provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with directors on matters relevant to us. In addition, stockholders may, at any time, communicate with any of our directors by sending a written communication to such director c/o our Corporate Secretary at Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410.
          All communications by stockholders or other interested parties addressed to the Board will be sent directly to Board members. While our Corporate Secretary may review, sort, and summarize these communications, all direct communications will be presented to the non-management directors unless there is instruction from them to “filter” such communications (and in such event, any communication that has been filtered out will be made available to any non-management director who wishes to review it).
Proposals of Stockholders for Next Year’s Meeting
          Stockholders may present proper proposals for inclusion in the proxy statement for our next annual meeting of stockholders by submitting their proposals to us in a timely manner. In order to be included in the proxy statement for our next annual meeting, stockholder proposals must be received by us no later than December 22, 2009, and must otherwise comply with the requirements of the applicable SEC rules. Notice of intention to present proposals at next year’s annual meeting must be addressed to Corporate Secretary, Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410. Any Stockholder proposal to be considered at our 2010 Annual Meeting of Stockholders, but not included in the proxy materials, must be submitted to our Corporate Secretary by March 7, 2010, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to stockholder proposals submitted prior to March 7, 2010, unless the proponent otherwise complies with the requirements of the Commission’s Rule 14a-4 or Rule 14a-8.
Stockholder List
          For at least ten days prior to the meeting, a list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of and number of shares registered in the name of each stockholder, will be open for examination by any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours at our principal executive offices by contacting the Corporate Secretary. The list will also be available for examination at the Annual Meeting.
Other Business
          The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in this proxy statement and our enclosed Notice of Annual Meeting of Stockholders. If, however, any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment.
Incorporation by Reference
          The Report of the Audit Committee and the Report of the Compensation Committee do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate such information by reference.

Financial Statements and Additional Information
          We have enclosed a copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2008, which includes our Annual Report on Form 10-K for such period that we filed with the SEC. Upon the written request of any person who is a stockholder as of the record date, we will provide copies of the exhibits to the Form 10-K upon payment of a reasonable fee which shall not exceed our reasonable expenses in providing the exhibits. You should direct requests for these materials to Lime Energy Co., 1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410, Attention: Chief Financial Officer.
BY ORDER OF THE BOARD OF DIRECTORS,
Richard P. Kiphart
Chairman of the Board of Directors
Elk Grove Village, Illinois
April ___, 2009
YOU ARE REQUESTED TO COMPLETE,
DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.